UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2006

RBC BEARINGS INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	333-124824	95-4372080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Tribology Center		06478
Oxford, CT		(Zip Code)
(Address of principal executive offices)

(203) 267-7001
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This current report on Form 8-K is being filed with the Securities and Exchange Commission by RBC Bearings Inc. (CIK 0001324948). This report was previously filed inadvertently by the Company’s printer with the Securities and Exchange Commission on June 29, 2006 under Roller Bearing Co of America Inc. (File Number 333-33085, CIK 0001042465).

Item 1.01 Entry into a Material Definitive Agreement.

On June 26, 2006 RBC Bearings Incorporated (“the Company”) and Roller Bearing Company Company of America, Inc.., (“RBCA”) entered into a credit agreement and related security and guaranty agreements with certain banks, Keybank National Association, as Administrative Agent, and J.P. Morgan Chase Bank, N.A. as Co-Lead Arrangers and Joint Lead Book Runners. The credit agreement provides RBCA, as borrower, with a $150 million five-year senior secured revolving credit facility. The credit facility can be increased by up to $75 million, in increments of $25 million,  under certain circumstances and subject to certain conditions (including the receipt from one or more lenders of the additional commitment).

Amounts outstanding under the credit facility generally bear interest at the prime rate or Libor plus a specified margin, depending on the type of borrowing being made. The applicable margin is based on the Company’s consolidated ratio of net debt to adjusted EBITDA from time to time. Currently, the Company’s margin is 0.0% for prime rate loans and 1.0% for Libor rate loans.

Amounts outstanding under the credit facility are generally due and payable on the expiration date of the credit agreement  (June 24, 2011). The Company can elect to prepay some or all of the outstanding balance from time to time without penalty.

The credit agreement requires the Company to comply with various covenants, including among other things, financial covenants to maintain the following:

•

From the closing date through March 31, 2007 a ratio of consolidated net debt to adjusted EBITDA not to exceed 3.5 to 1 and from June 30, 2007 a ratio of consolidated net debt to adjusted EBITDA not to exceed 3.25 to 1.

•	A consolidated fixed charge coverage ratio not to exceed 1.5 to 1

The credit agreement allows the Company to, among other things, make distributions to shareholders, repurchase its stock, incur other debt or liens, or acquire or dispose of assets provided that the Company complies with certain requirements and limitations of the credit agreement.

The Company’s obligations under the credit agreement are secured by a pledge of substantially all of the Company’s and RBCA’s assets and a guaranty by the Company of RBCA’s obligations.

On June 26, 2006, the Company borrowed approximately $79.0 million under the revolving credit facility and used such funds, to (i) pay fees and expenses associated with the new credit facility and (ii) repay the approximately $78.0 million balance outstanding under the Company’s old credit facility. See Item 1.02. “Termination of a Material Definitive Agreement” below.

Item 1.02 Termination of A Material Definitive Agreement.

On June 26, 2006 the Company repaid the approximately $78.0 million term loan outstanding under its existing August 15, 2005 Fifth Amended and Restated Credit Agreement with certain lenders and General Electric Capital Corporation as agent, and terminated the related credit, security and ancillary agreements. As a result, the Company will record a non-cash pre-tax charge of approximately $3.5 in the first quarter fiscal 2007 to write off deferred debt issuance costs associated with the early termination of the facility.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

See Item 1.01 “Entry into a Material Definitive Agreement” above.

Item 8.01 Other Events.

On June 27, 2006, the Company issued a press release announcing a new $150 million 5-year senior secured revolving credit facility. A copy of the press release is attached hereto as Exhibit 99.4, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1 Credit Agreement, dated as of June 26, 2006.

Exhibit 99.2. Parent Guaranty dated June 26, 2006, by and between RBC Bearings Incorporated and Keybank National Association, as Administrative Agent and Lender.

Exhibit 99.3. Security Agreement, dated June 26, 2006, by and between Roller Bearing Company of America, Incorporated  and Keybank National Association, as Administrative Agent and Lender.

Exhibit 99.4  Press Release dated June 27, 2006.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 29, 2006

RBC BEARINGS INCORPORATED

By:	/s/ Daniel A. Bergeron
Name: Daniel A. Bergeron
Title: Chief Financial Officer